Exhibit 99.1

NEWS RELEASE

Dynatronics Announces Transition in Executive Management

 COTTONWOOD HEIGHTS, UT (May 23, 2016) - Dynatronics Corporation (NASDAQ: DYNT), a manufacturer and marketer of rehabilitation and physical therapy products, today announced changes in senior management at the Company.  Larry K. Beardall, Executive Vice-President of Marketing and Strategic Planning, will be leaving the Company's management team effective June 3, 2016. Mr. Beardall will also cease to serve as a member of the Board of Directors.

"We would like to express our appreciation to Larry Beardall for his many contributions to the success of Dynatronics during his three decades of employment and leadership with the Company," said Kelvyn Cullimore Jr., Dynatronics' Chairman and Chief Executive Officer. "Larry joined the company when we had little or no revenues and has helped guide the Company to over $30,000,000 in revenue at its peak."

Mr. Beardall first joined Dynatronics in 1986 as Vice-President of Sales and Marketing.  In addition to his sales and marketing duties, he helped pioneer some of the first products Dynatronics patented and marketed and has since helped conceptualize many product innovations. Mr. Beardall served as a member of the Dynatronics Board of Directors since 1986.
 "Over the last year, Dynatronics has been mapping out new strategic directions," added Cullimore.   "This change is consistent with implementing those strategic plans.  We are grateful to Mr. Beardall for his role in helping drive these strategic changes."
About Dynatronics
Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry and other related medical markets. More information regarding Dynatronics is available at www.dynatronics.com.
Contacts
Dynatronics Corporation
Bob Cardon
800-874-6251 or 801-568-7000
bobc@dynatronics.com